CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Northern Lights Fund Trust II. Such references appear in the Innealta Risk Based Opportunity Moderate Fund’s Statement of Additional Information under the headings “Other Service Providers: Independent Registered Public Accounting Firm” and “Portfolio Holdings Information.”

BBD, LLP

Philadelphia, Pennsylvania

September 19, 2013